                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): FEBRUARY 19, 2003
                                                         -----------------


                         FAIRPOINT COMMUNICATIONS, INC.
             (Exact Name of Registrant as specified in its charter)



     DELAWARE                             333-56365                       13-3725229
------------------                   --------------------            -------------------------
State or other jurisdiction            (Commission File                     (IRS Employer
   of incorporation)                        Number)                       Identification No.)



      521 EAST MOREHEAD STREET, SUITE 250, CHARLOTTE, NORTH CAROLINA 28202
      ----------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)



       Registrant's telephone number, including area code: (704) 344-8150
                                                          ---------------


                                      N/A
                                    ------
         (Former name or former address, if changed since last report):

Item 5.      Other Events.


             FairPoint Communications, Inc. (the "Company") announced on February 19, 2003 that it intends to raise $225.0 million of gross proceeds through a private placement of senior notes, subject to market and other conditions.

           The offering of the senior notes is part of a refinancing plan (the "Refinancing") that will reduce debt amortization requirements under the Company's and FairPoint Solutions' credit facilities and extend the average life of the Company's indebtedness. The Company believes that successful completion of the Refinancing will improve its financial and operating flexibility and enhance its ability to pursue its business strategy.

            The elements of the Refinancing are: (i) the offering of the senior notes; (ii) the repayment in full of all borrowings (and permanent reduction of commitments) under the existing revolving and acquisition credit facilities (RF tranche and AF tranche) and the term loan B facility of the Company's credit facility; (iii) the amendment and restatement of the Company's credit facility to provide for (A) an expected $70 million new revolving facility ($50 million of which is committed as of the date hereof),
(B) a new $30 million term loan A facility, which will be drawn in full at the closing of the offering of the senior notes, (C) rescheduled amortization of the term loan C facility, and (D) less restrictive covenants; and (iv) the repayment of $2.2 million principal amount of indebtedness and the elimination of certain amortization requirements under the FairPoint Solutions credit facility. The Company will also use a portion of the proceeds from the offering to repurchase certain shares of its Series A Preferred Stock.

            In connection with the offering of the senior notes, the Company disclosed certain financial information for the fourth quarter of 2002 and the year ended December 31, 2002. The Company expects RLEC revenues (as defined in "Summary Historical and Pro Forma Financial Data" included in Item 9 below) of $60.2 million for the fourth quarter of 2002, compared with $54.9 million in the fourth quarter of 2001. The Company expects Adjusted RLEC EBITDA (as defined in "Summary Historical and Pro Forma Financial Data" included in Item 9 below) to be $33.1 million for the fourth quarter of 2002, compared with $29.8 million for the fourth quarter of 2001. At December 31, 2002, the Company had total debt (excluding debt of FairPoint Solutions) of approximately $775.4 million. For the year ended December 31, 2002, the Company expects RLEC revenues of $228.5 million, compared with $225.1 million for the year ended December 31, 2001. The Company expects Adjusted RLEC EBITDA to be $132.7 million for the year ended December 31, 2002, compared with $123.6 million for the year ended December 31, 2001.

            The statements herein that are not historical facts are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, our high leverage, risks and uncertainties relating to economic conditions and trends, acquisitions and divestitures, growth and expansion, telecommunication regulation, changes in technology, product acceptance, the ability to construct, expand and upgrade its services and facilities, and other risks discussed in the reports that FairPoint files from time to time with the U.S. Securities and Exchange Commission. FairPoint does not undertake to update any forward-looking statements herein or with respect to matters described herein.

Item 9.      Regulation FD Disclosure

       In connection with the Company's private placement of senior notes, the following information was provided to potential investors.

            "FairPoint," "our company," "we," "us," or "our" refer to the combined businesses of FairPoint Communications, Inc. and all of its subsidiaries. All references to the "Company" refer to FairPoint Communications, Inc., excluding its subsidiaries, and references to "FairPoint Solutions" refer to FairPoint Communications Solutions Corp. and its subsidiaries.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

Amounts in thousands, except access lines and ratios.

                                                                                              NINE MONTHS ENDED        TWELVE
                                                 YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,       MONTHS ENDED
                                ---------------------------------------------------------   ---------------------     SEPT. 30,
                                  1997        1998        1999        2000        2001        2001        2002          2002
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   -------------
STATEMENT OF OPERATIONS DATA:
Revenues......................   $47,639    $ 91,168    $136,422    $195,696    $235,213    $177,303    $174,273      $ 232,183
Operating expenses(1).........    35,200      70,490     106,789     156,980     175,202     129,872     115,814        161,144
                                 -------    --------    --------    --------    ---------   ---------   ---------     ---------

Income from operations........    12,439      20,678      29,633      38,716      60,011      47,431      58,459         71,039
Interest expense(2)...........    (9,293)    (27,170)    (50,464)    (59,556)    (89,187)    (71,492)    (60,146)       (77,841)
Other income (expense),
  net(3)......................    (4,392)     (1,180)      4,892      13,281       6,260       4,350        (405)         1,505
                                 -------    --------    --------    --------    ---------   ---------   ---------     ---------

Loss from continuing
  operations before income
  taxes.......................    (1,246)     (7,672)    (15,939)     (7,559)    (22,916)    (19,711)     (2,092)        (5,297)
Income tax (expense)
  benefit.....................       420       2,164      (2,179)     (5,607)       (431)       (947)       (424)            92
Minority interest in income of
  subsidiaries................       (62)        (80)       (100)         (3)         (2)         (2)         (1)            (1)
                                 -------    --------    --------    --------    ---------   ---------   ---------     ---------

Loss from continuing
  operations..................      (888)     (5,588)    (18,218)    (13,169)    (23,349)    (20,660)     (2,517)        (5,206)

Income (loss) from
  discontinued operations.....        --      (2,412)    (10,822)    (75,948)   (188,251)    (88,795)     20,034        (79,422)
                                 -------    --------    --------    --------    ---------   ---------   ---------     ---------

Net income (loss).............      (888)     (8,000)    (29,040)    (89,117)   (211,600)   (109,455)     17,517        (84,628)
Redeemable preferred stock
  dividends and accretion.....        --          --          --          --          --          --      (7,116)        (7,116)
                                 -------    --------    --------    --------    ---------   ---------   ---------     ---------
Net income (loss) attributable
  to common shareholders......   $  (888)   $ (8,000)   $(29,040)   $(89,117)   $(211,600)  $(109,455)  $ 10,401      $ (91,744)
                                 =======    ========    ========    ========    =========   =========   =========     =========

OPERATING DATA:
RLEC revenues(4)..............   $43,823    $ 86,939    $133,835    $191,778    $225,070    $170,153    $168,362      $ 223,279
Adjusted RLEC EBITDA(5).......    24,112      44,082      69,015     111,403     123,564      93,773      99,559        129,349
Adjusted RLEC EBITDA
  margin(6)...................      55.0%       50.7%       51.6%       58.1%       54.9%       55.1%       59.1%          57.9%
Depreciation and
  amortization(7).............   $ 8,777    $ 20,041    $ 30,885    $ 47,070    $ 56,064    $ 41,949    $ 35,105      $  49,220
Capital expenditures..........     8,262      10,917      28,293      50,253      43,701      28,830      19,674         34,545
Total access lines in
  service.....................    48,731     129,649     150,612     235,823     244,626     245,340     245,075        245,075
  Residential.................    38,985     103,656     120,387     184,798     190,553     192,842     192,875        192,875
  Business....................     9,746      25,993      30,225      51,025      54,073      52,498      52,200         52,200

PRO FORMA DATA:(8)
RLEC cash interest expense.......................................................................................        90,776
Ratio of Adjusted RLEC EBITDA to RLEC cash interest expense......................................................           1.4x
Ratio of RLEC net senior debt to Adjusted RLEC EBITDA(9).........................................................           3.0x
Ratio of RLEC total net debt to Adjusted RLEC EBITDA(10).........................................................           6.1x

                                                                                                           SEPTEMBER 30, 2002
                                                                                                        -------------------------
                                                                                                                         AS
                                                                                                         ACTUAL     ADJUSTED(11)
                                                                                                        ---------   -------------
BALANCE SHEET DATA:
Cash..........................                                                                          $  5,531      $  15,799
Working capital deficit.......                                                                           (32,864)       (18,929)
Total assets..................                                                                           827,660        845,315
Total debt....................                                                                           790,437        834,700
RLEC total debt(12)...........                                                                           762,009        808,418
Series A Preferred Stock......                                                                            85,505         57,146
Total shareholders' deficit...                                                                          (138,546)      (136,793)

------------------------------
(1) On January 1, 2002, the Company adopted SFAS No. 142, "Business Combinations." Pursuant to the requirements of SFAS No. 142, the Company ceased amortizing goodwill beginning January 1, 2002, and instead tests for goodwill impairment annually. Amortization expense for goodwill was $1,189, $3,332, $5,497, $9,950, and $12,180 in fiscal 1997, 1998, 1999, 2000, and
    2001, respectively, and $9,141 for the nine months ended September 30, 2001. The statement of operations data for the twelve months ended September 30, 2002, includes goodwill amortization expense of $3,039 related to the final fiscal quarter of 2001.

(2) On January 1, 2001, the Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Certain hedging Activities," as amended by SFAS No. 138. The Company recorded a cumulative adjustment of $4,664 in accumulated other comprehensive income for the fair value of interest rate swaps. Because the interest rate swaps do not qualify as accounting hedges under SFAS No. 133, the change in fair value of the interest rate swaps are recorded as non-operating gains or losses, which the Company classifies with interest expense. The Company also recorded interest expense in 2001 and 2002 for the amortization of the transition adjustment of the swaps initially recognized in accumulated other comprehensive income.

    Interest expense includes amortization of debt issue costs aggregating $310, $1,368, $1,575, $2,362 and $4,018 for the fiscal years ended December 31, 1997, 1998, 1999, 2000 and 2001, respectively, and $3,130 and $2,551 for the nine months ended September 30, 2001 and 2002, respectively. For the twelve months ended September 30, 2002, interest expense includes $3,439 for amortization of debt issue costs. In 1999, interest expense includes $13,331 related to the retirement of put warrants of one of our subsidiaries. For the fiscal year ended December 31, 2001, interest expense includes $8,134 related to the change in the fair value of interest rate swaps and reclassification as interest expense from the transition adjustment recorded in accumulated other comprehensive income. Interest expense includes $10,059 and $369 for the change in fair value of the interest rate swaps and amortization of the transition adjustment for the nine months ended September 30, 2001 and 2002, respectively, and ($1,556) for the twelve months ended September 30, 2002.

(3) In the second quarter of 2002, the Company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections." This statement eliminates the requirement that gains and losses from the extinguishment of debt be required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Accordingly, the Company has reclassified the losses and income tax benefits associated with the extinguishment of debt in 1997 and 1998, which were previously reported as extraordinary losses of $3,611 and $2,521, respectively. The reclassifications decreased nonoperating other income (expenses) by $5,907 and $4,276 and increased income tax benefits by $2,296 and $1,755 in 1997 and 1998, respectively.

(4) "RLEC revenues" means revenues of the Company and its subsidiaries, excluding FairPoint Solutions.

(5) "EBITDA" means net income (loss) from continuing operations before interest expense, income taxes, and depreciation and amortization. "Adjusted RLEC EBITDA" means EBITDA of the Company and its subsidiaries, adjusted to exclude the effects of: (i) changes in the fair value of the interest rate swaps and related amortization of the transition adjustment required following the adoption of SFAS No. 133, (ii) non-cash stock based compensation expense, (iii) losses from the extinguishment of debt,
    (iv) impairment losses for declines in the fair value of investments "other-than-temporary", and (v) FairPoint Solutions carrier services EBITDA. We believe that EBITDA is generally considered as useful information regarding a company's ability to incur and service debt. While providing useful information, EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with generally accepted accounting principles. Adjusted RLEC EBITDA is calculated as follows (in thousands):


                                                                                              NINE MONTHS ENDED        TWELVE
                                                 YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,       MONTHS ENDED
                                ---------------------------------------------------------   ---------------------     SEPT. 30,
                                  1997        1998        1999        2000        2001        2001        2002          2002
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   -------------
Loss from continuing
  operations..................   $  (888)    $(5,588)   $(18,218)   $(13,169)   $(23,349)   $(20,660)   $ (2,517)     $ (5,206)
Adjustments:
  Interest expense(13)........     9,293      27,170      50,464      59,556      81,053      61,433      59,777        79,397
  Provision for income
    taxes.....................      (420)     (2,164)      2,179       5,607         431         947         424           (92)
  Depreciation and
    amortization..............     8,777      20,041      30,885      47,070      56,064      41,949      35,105        49,220
                                 -------     -------    --------    --------    ---------   ---------   --------      --------
EBITDA........................    16,762      39,459      65,310      99,064     114,199      83,669      92,789       123,319
Adjustments:
  Interest rate swaps(14).....        --          --          --          --       8,134      10,059         369        (1,556)
  Non-cash stock based
    compensation..............        --          --       3,386      12,323       1,337          --        (197)        1,139
  Loss on extinguishment of
    debt......................     5,907       4,276          --          --          --          --          --            --
  Impairment of investments...        --          --          --          --          --          --       7,441         7,441
  FairPoint Solutions carrier
    services EBITDA...........     1,443         347         319          16        (106)         45        (843)         (994)
                                 -------     -------    --------    --------    ---------   ---------   --------      --------
Adjusted RLEC EBITDA..........   $24,112     $44,082    $ 69,015    $111,403    $123,564    $ 93,773    $ 99,559      $129,349
                                 =======     =======    ========    ========    =========   =========   ========      ========

(6) "Adjusted RLEC EBITDA margin" means Adjusted RLEC EBITDA as a percentage of RLEC revenues.

(7) Depreciation and amortization excludes amortization of debt issue costs referred to in note (2) above.

(8) The pro forma data reflects cash interest expense assuming the senior notes offering was consummated on September 30, 2001 and that RLEC total debt was $808,418. As a result, pro forma cash interest expense increased $15,713 to $90,811. The $90,811 of cash interest expense includes $9,688 in payments on interest rate swaps. We have assumed an interest rate of 11.5% on the senior notes.

(9) "RLEC net senior debt" means senior debt of the Company and its subsidiaries less cash on hand, excluding FairPoint Solutions debt.

(10) "RLEC total net debt" means total debt of the Company and its subsidiaries less cash on hand, excluding FairPoint Solutions' debt.

(11) Adjusted to give effect to the Refinancing and the repurchase of the Series A Preferred Stock.

(12) "RLEC total debt" means long term debt of the Company and its subsidiaries, excluding FairPoint Solutions' debt.

(13) Interest expense includes the amortization of debt issue costs and excludes the changes in fair value of the interest rate swaps and related amortization of the transition adjustment.

(14) Represents an increase or decrease in the estimated amount we would have to pay to cancel or transfer to third parties interest rate swaps to which we are a party. Interest rate swaps with notional amounts of $75,000 and $100,000 expire in May 2003 and November 2003, respectively.


                                  RISK FACTORS

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT OUTSTANDING AND MAY INCUR ADDITIONAL DEBT, WHICH COULD HURT OUR FUTURE PROSPECTS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR DEBT OBLIGATIONS.

    We have a significant amount of debt outstanding. As of December 31, 2002, on a pro forma basis after giving effect to the Refinancing, we would have had total consolidated debt outstanding of $833.8 million.


    Our high level of debt could have important consequences and could significantly affect our business. For example, it could:

    - make it more difficult for us to satisfy our obligations, including making scheduled interest payments under our debt obligations;

    - limit our ability to obtain additional financing;

    - increase our vulnerability to general adverse economic and communications industry conditions, including changes in interest rates;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for other purposes;

    - limit our flexibility in planning for, or reacting to, changes in our business and the communications industry; and

    - place us at a competitive disadvantage compared to those of our competitors that have less debt.

    The instruments governing our debt permit us to incur additional debt, which we may use to finance future acquisitions, for working capital or to satisfy other obligations. Any additional debt that we may incur would exacerbate the risks described above.

    We cannot assure that we will generate sufficient revenues to achieve or sustain profitability in our operations, meet our working capital, capital expenditure and debt service requirements, or compete successfully in our markets.

WE ARE SUBJECT TO SIGNIFICANT REGULATIONS THAT COULD CHANGE IN A MANNER ADVERSE TO US.

    We operate in a heavily regulated industry, and the majority of our revenues generally have been supported by regulations, including in the form of support for the provision of telephone services in rural areas. Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed by Congress or regulators at any time. In addition, any of the following have the potential to have a significant impact on us:

    RISK OF LOSS OR REDUCTION OF NETWORK ACCESS CHARGE REVENUES. Almost 50% of our revenues come from network access charges, which are paid to us by intrastate carriers and interstate long distance carriers for originating and terminating calls in the regions served. The amount of access charge revenues that we receive is calculated based on guidelines set by federal and state regulatory bodies, and such guidelines could change at any time. The FCC has reformed and continues to reform the federal access charge system. States often mirror these federal rules in establishing intrastate access charges. In
October 2001, the FCC reformed the system to reduce access charges and shift a portion of cost recovery, which historically have been based on minutes-of-use, to flat-rate, monthly per line charges on end-user customers rather than long distance carriers. As a result, the aggregate amount of access charges paid by long distance carriers to access providers, such as our RLECs, has decreased and may continue to decrease. It is unknown at this time what additional changes, if any, the FCC may eventually adopt. Furthermore, to the extent our RLECs become subject to competition, such access charges could be paid to competing communications providers rather than to us. Additionally, the access charges we receive may be reduced as a result of wireless competition. Regulatory developments of this type could adversely affect our business, revenue or profitability.

    RISK OF LOSS OR REDUCTION OF UNIVERSAL SERVICE SUPPORT. We receive Universal Service Fund, or USF, revenues to support the high cost of our operations in rural markets. Such support payments represented approximately 16% of our revenues for the nine-month period ended September 30, 2002. Of such support payments, approximately 9% of our revenues resulted from the high cost loop support and is based upon our average cost per loop compared to the national average cost per loop. This support fluctuates based upon the historical costs of our operating companies. The remaining 7% reflects the changes in the universal service support as a result of the MAG plan which moved the implicit support from access charges and made it explicit. Historically, this shift has been revenue neutral for our companies. If our RLECs were unable to receive support from the USF, or if such support was reduced, many of our RLECs would be unable to operate as profitably as they have historically.

    The Telecommunications Act provides that competitors may obtain the same support as RLECs do if a state commission determines that granting such support to competitors would be in the public interest. If such universal service support were to become available to potential competitors where we operate, we might not be able to compete as effectively or otherwise continue to operate as profitably in our rural telephone markets. In fact, wireless telecommunications providers in certain of our markets have obtained matching support payments from the USF, but that has not led to a loss of revenues for our RLECs. Any shift in universal service regulation could have an adverse effect on our business, revenue or profitability.

    During the last two years, the FCC's Rural Task Force, or RTF, and Multi-Association Group, or MAG, made certain modifications to the universal service support system that changed the sources of support and the method for determining the level of support. These changes, which, among other things, removed the implicit universal service support from access charges and made it explicit support, have been revenue neutral to our operations. It is unclear whether the changes in methodology will continue to accurately reflect the costs incurred by our RLECs, and whether it will provide for the same amount of universal service support that our RLECs have enjoyed in the past. In addition, several parties have raised objections to the size of the universal service support fund and the types of services eligible for support. A number of issues regarding the source and amount of contributions to, and eligibility for payments from, the USF need to be resolved in the near future. The outcome of any of these proceedings or other legislative or regulatory changes could affect the amount of universal service support that we receive, and could have an adverse effect on our business, revenue or profitability.

    RISK OF LOSS OF PROTECTED STATUS UNDER INTERCONNECTION RULES. Our RLECs are exempt from the Telecommunications Act's more burdensome requirements governing the rights of competitors to interconnect to ILEC networks. If state regulators decide that it is in the public's interest to impose these interconnection requirements on us, more competitors could enter our traditional telephone markets than are currently expected and we could incur additional administrative and regulatory expenses as a result of such newly imposed interconnection requirements.

    RISKS POSED BY COSTS OF REGULATORY COMPLIANCE. Regulations create significant compliance costs for us. In addition, because regulations differ from state to state, we could face significant obstacles in obtaining information necessary to compete effectively as we try to enter markets in different regulatory environments. Such information barriers could cause us to incur substantial costs, and encounter significant obstacles and delays in entering such markets. Compliance costs and information barriers could also affect our ability to evaluate and compete for new acquisition opportunities as they arise, and pose other obstacles to our ability to grow or operate, any of which could be material.

    Our subsidiaries that provide intrastate services are also generally subject to certification, tariff filing and other ongoing regulatory requirements by state regulators. Challenges to our tariffs by regulators or third parties or delays in obtaining certifications and regulatory approvals could cause us to incur substantial legal and administrative expenses, and, if successful, such challenges could adversely affect the rates that we are able to charge our customers.

REGULATORY CHANGES IN THE TELECOMMUNICATIONS INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS BY FACILITATING GREATER COMPETITION AGAINST US, REDUCING POTENTIAL REVENUES OR RAISING OUR COSTS.

    The Telecommunications Act provides for significant changes and increased competition in the telecommunications industry, including the local telecommunications and long distance industries. This federal statute and the related regulations remain subject to judicial review and additional rulemakings of the FCC, thus making it difficult to predict what effect the legislation will have on us, our operations and our competitors. Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced, that address issues affecting our operations and those of our competitors. We cannot predict the outcome of these developments, nor can we assure that these changes will not have a material adverse effect on us and our industry.

THE FAILURE TO OBTAIN NECESSARY REGULATORY APPROVALS, OR TO SATISFY OTHER CLOSING CONDITIONS, COULD IMPEDE THE CONSUMMATION OF A PENDING ACQUISITION.

    Our future acquisitions likely will be subject to federal, state and local regulatory approvals. We cannot assure that we will be able to obtain any necessary approvals, in which case the acquisition could be delayed or not consummated.

                                USE OF PROCEEDS

    The gross proceeds from the sale of the senior notes will be $225.0 million. The following table sets forth the estimated sources and uses of funds in connection with the Refinancing assuming the Refinancing had occurred on December 31, 2002.

                                                              (IN MILLIONS)
SOURCES OF FUNDS:
Notes offered hereby........................................      $225.0
New term loan A(1)..........................................        30.0
New revolving facility(2)...................................         0.0
Cash........................................................         5.3
                                                                  ------
  Total Sources of Funds....................................      $260.3
                                                                  ======

USES OF FUNDS:
Repay RF revolving loans(3).................................      $ 60.0
Repay AF revolving loans(3).................................        97.7
Repay term loan B(4)........................................        65.5
Repurchase Series A Preferred Stock(5)......................        22.6
Repay FairPoint Solutions debt(6)...........................         1.5
Fees and expenses...........................................        13.0
                                                                  ------
Total Uses of Funds.........................................      $260.3
                                                                  ======

------------------------
(1) Tranche A term loans under our credit facility mature on March 31, 2007 and are expected to bear interest at either a base rate plus 3.00% or LIBOR plus 4.00%.

(2) Under the new revolving facility, we expect to have revolving loan availability of $70 million ($50 million of which has been committed as of the date hereof). Loans under the new revolving facility will mature on March 31, 2007 and are expected to bear interest at either a base rate plus 3.00% or LIBOR plus 4.00%.

(3) Represents all tranche RF and tranche AF revolving loans under our credit facility. All existing revolving loans under our credit facility mature on September 30, 2004 and bear interest per annum at LIBOR plus 2.75%. We have used the proceeds from borrowings under these facilities to fund acquisitions, capital expenditures and for general corporate purposes.

(4) Represents all tranche B term loans under our credit facility. Tranche B term loans under our credit facility mature on March 31, 2006 and bear interest per annum at LIBOR plus 3.75%. The current amortization for tranche B term loans requires increasing quarterly payments of principal. We have used the proceeds from such borrowings to fund acquisitions.

(5) We will repurchase $34.8 million liquidation preference of Series A Preferred Stock at approximately 65% of its liquidation preference. Our Series A Preferred Stock was issued to lenders under the FairPoint Solutions credit facility in connection with the restructuring of such credit facility. The Series A Preferred Stock is non-voting, except as required by applicable law, and is not convertible into common stock of the Company. The Series A Preferred Stock provides for the payment of dividends at a rate equal to 17.428% per annum. Dividends on the Series A Preferred Stock are payable, at the option of the Company, either in cash or in additional shares of Series A Preferred Stock.

(6) The Company will contribute this amount to FairPoint Solutions to repay $2.2 million principal amount of loans made by Wachovia Bank, National Association under the FairPoint Solutions credit facility, at a 30% discount to par. Loans under the FairPoint Solutions credit facility mature on May 10, 2007 and bear interest at 8% per annum. FairPoint Solutions used the proceeds from such borrowings to fund operating losses resulting from its CLEC business.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 2002:

    - on an actual basis; and

    - on an as adjusted basis to give effect to the Refinancing and the repurchase of the Series A Preferred Stock with a portion of the proceeds of the senior notes offering.

                                                                SEPTEMBER 30, 2002
                                                              -----------------------
                                                                               AS
                                                                ACTUAL      ADJUSTED
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Cash(1).....................................................   $  5,531     $ 15,799
                                                               ========     ========

Long-term debt, including current portion:
  Our credit facility:
    New revolving facility(2)...............................         --           --
    RF revolving loans......................................     60,000           --
    AF revolving loans......................................     82,900           --
    New term loan A.........................................         --       30,000
    Term loan B.............................................     65,691           --
    Term loan C.............................................    129,295      129,295
  Senior Notes..............................................         --      225,000
  9 1/2% Senior Subordinated Notes due 2008.................    125,000      125,000
  Floating Rate Notes due 2008..............................     75,000       75,000
  12 1/2% Senior Subordinated Notes due 2010................    200,000      200,000
  Other debt................................................     24,123       24,123
                                                               --------     --------
  RLEC total debt...........................................    762,009      808,418
  FairPoint Solutions debt..................................     28,428       26,282
                                                               --------     --------
    Total consolidated debt.................................    790,437      834,700
  Series A Preferred Stock..................................     85,505       57,146
  Total stockholders' equity (deficit)(3)...................   (138,546)    (136,793)
                                                               --------     --------
    Total capitalization....................................   $737,396     $755,053
                                                               ========     ========

------------------------

(1) As adjusted cash as of September 30, 2002 reflects an excess of proceeds of $10.3 million representing the difference between proceeds of $255.0 million from the issuance of the senior notes and the new term loan A facility and cash payments of $244.7 million for the retirement of long-term debt, the repurchase of Series A Preferred Stock and transaction expenses.

(2) Under the new revolving facility, the Company expects to have revolving loan availability of $70 million ($50 million of which has been committed as of the date hereof).

(3) As adjusted total stockholders' equity (deficit) decreased by $1.8 million as a result of a $0.7 million gain on the extinguishment of a portion of the debt under the FairPoint Solutions credit facility and a $6.7 million gain on the extinguishment of a portion of the Series A Preferred Stock, net of a loss of $5.6 million for the extinguishment of debt.

                            LIQUIDITY AND CAPITAL RESOURCES

    We have historically utilized internal cash flow from operations and the proceeds from institutional and bank debt and private equity offerings to fund our operations, capital expenditures, acquisitions, debt service and working capital requirements. For the years ended December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2002 and 2001, cash provided by operating activities of continuing operations was $38.5 million, $47.4 million, $25.2 million, $52.8 million and $36.5 million, respectively.

    Net cash used in investing activities from continuing operations was $57.7 million, $285.4 million, $61.2 million, $13.1 million and $42.5 million for the years ended December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2002 and 2001, respectively. These cash flows primarily reflect capital expenditures of $43.7 million, $50.3 million, $28.3 million, $19.7 million and $28.8 million for the years ended December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2002 and 2001, respectively.

    Net cash provided by (used in) financing activities from continuing operations was $101.2 million, $300.1 million, $47.5 million, $(25.9) and $85.8 million for the years ended December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2002 and 2001, respectively. These cash flows primarily represent net proceeds of long term debt of $104.2 million, $150.6 million, $65.1 million and $86.8 million for the years ended
December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2001, respectively. For the nine months ended September 30, 2002, net repayments were $24.9 million.

    Our annual capital expenditures for our rural telephone operations have historically been significant. Because existing regulations allow us to recover our operating and capital costs, plus a reasonable return on our invested capital in regulated telephone assets, capital expenditures constitute an attractive use of our cash flow. Net capital expenditures are expected to be approximately $39.1 million in 2002 and approximately $30.7 million in 2003.

    Our credit facility provides for two term facilities, a tranche B term facility with $65.5 million principal amount outstanding as of December 31, 2002 that matures on March 31, 2006 and a tranche C term facility with $128.5 million principal amount outstanding as of December 31, 2002 that matures on March 31, 2007. We will repay all of the tranche B term loan borrowings with a portion of the net proceeds of the senior notes offering.

    Our credit facility also provides for a revolving facility with a principal amount of $85.0 million that matures on September 30, 2004 and a revolving acquisition facility with a principal amount of $165.0 million that also matures on September 30, 2004. As of December 31, 2002, $60.0 million was outstanding on the revolving facility and $97.7 million was outstanding on the revolving acquisition facility. The credit facility requires that we comply with certain financial covenants. As of December 31, 2002, these financial covenants limited the commitment availability under the revolving and acquisition facilities to $66.0 million. We will repay all of the borrowings under these two facilities with a portion of the net proceeds from the senior notes offering.

    We have outstanding publicly held debt comprised of $125.0 million of aggregate principal amount of 9 1/2% senior subordinated notes and $75.0 million aggregate principal amount of floating rate notes. Both series of notes mature on May 1, 2008. These notes are general unsecured obligations, subordinated in right of payment to all of our senior debt.

    Additionally, we have outstanding $200.0 million of aggregate principal amount of 12 1/2% senior subordinated notes. These notes mature on May 10, 2010. These notes are general unsecured obligations, subordinated in right of payment to all of our senior debt.

    In May 2002, FairPoint Solutions entered into an amended credit facility with its lenders to restructure its obligations under the FairPoint Solutions credit facility. In the restructuring, (i) FairPoint Solutions paid certain of its lenders $5.0 million to satisfy $7.0 million of obligations under the credit facility, (ii) the lenders converted approximately $93.9 million of the loans under the credit facility into shares of our Series A Preferred Stock and
(iii) the remaining loans under the credit facility and certain swap obligations were converted into $27.9 million of new term loans. The Series A Preferred Stock is non-voting, and is not convertible into common stock of the Company.

The Series A Preferred Stock has a dividend rate equal to 17.428% per annum, payable either in cash or in Series A Preferred Stock, at our option. We will repurchase $34.8 million liquidation preference of the Series A Preferred Stock with $22.6 million of the net proceeds of the senior notes offering.

    FairPoint Solutions has completed the cessation of its competitive communications business operations. FairPoint Solutions' cash flow requirements include general corporate expenditures, expenses related to discontinued operations and debt service. We expect FairPoint Solutions' cash flow requirements will be funded primarily from cash flows from operations. Our credit facility and the indentures governing our senior subordinated notes contain, and the indenture governing the senior notes will contain, certain restrictions on our ability to make investments in FairPoint Solutions.

    The Company is also obligated under certain leases of FairPoint Solutions and would therefore be obligated to make certain lease and other payments if FairPoint Solutions and/or certain sublessee's default on their obligations.

    Under a tax sharing agreement, the Company has been and continues to be obligated to reimburse FairPoint Solutions for any tax benefits the Company and its affiliates receive from net operating losses attributable to FairPoint Solutions, including net operating losses attributable to FairPoint Solutions carried forward from prior taxable years. As of December 31, 2002, approximately $210 million of the $258 million of combined net operating losses of the Company and its affiliates were attributable to FairPoint Solutions. The Company does not anticipate making substantial payments under the tax sharing agreement for taxable income with respect to taxable years 2003 to 2007.

    In January 2000, we completed an equity financing and recapitalization transaction, pursuant to which affiliates of THL, investment partnerships affiliated with Kelso and certain other institutional investors and members of management acquired an aggregate of $408.8 million of our equity securities. We received $159.1 million of net proceeds in such transaction, which we used to repay debt, to finance certain acquisitions and to fund the expansion of our telecommunications business. This transaction represented an initial investment from THL and a follow-on investment from Kelso.

    AFTER THE REFINANCING

    After the Refinancing, we intend to fund our operations, capital expenditures, interest expense and working capital requirements from internal cash flow from operations. In connection with the Refinancing, we will also be incurring a $30 million tranche A term loan and issuing the senior notes. To fund future acquisitions, we intend to use borrowings under our expected $70 million new credit facility ($50 million of which has been committed as of the date hereof), or we will need to secure additional funding through the sale of public or private debt and/or equity securities or enter into another bank credit facility.

    Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative and regulatory factors that are beyond our control. We will need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

    SUMMARY OF CONTRACTUAL OBLIGATIONS

    The tables set forth below contain information with regard to disclosures about contractual obligations and commercial commitments.

    The following table discloses aggregate information about our contractual obligations and the periods in which payments are due, after giving effect to the Refinancing and the repurchase of the Series A Preferred Stock as if they occurred on December 31, 2002:

                                                        LESS THAN                           AFTER 5
                                              TOTAL      1 YEAR     2-3 YEARS   4-5 YEARS    YEARS
                                             --------   ---------   ---------   ---------   --------
                                                             PAYMENTS DUE BY PERIOD
                                                             (DOLLARS IN THOUSANDS)
Contractual obligations:
Debt maturing within one year..............  $  1,894    $ 1,894    $     --    $     --    $     --
Long-term debt.............................   831,880         --      41,075     165,117     625,688
Redeemable preferred stock(1)..............    70,027         --          --          --      70,027
Operating leases(2)........................    17,921      4,044       6,247       4,989       2,641
Deferred transaction fee(3)................     8,445         --          --          --       8,445
Common stock subject to put options........     3,136      1,000       2,000         136          --
Non-compete agreements.....................       807        655         152          --          --
Total contractual cash obligations.........  $934,110    $ 7,593    $ 49,474    $170,242    $706,801

------------------------

(1) The Company has the option to redeem any portion of the outstanding
    Series A Preferred Stock at any time. Under certain circumstances, the Company would be required to pay a premium of up to 6% in connection with the redemption. The Company is required to redeem the Series A Preferred Stock upon the occurrence of one of the following events: (i) a merger, consolidation, sale, transfer or disposition of at least 50% of the assets or business of the Company and its subsidiaries, (ii) a public offering of the Company's common stock which yields in the aggregate at least
    $175.0 million, or (iii) the first anniversary of the maturity of the Company's senior subordinated notes (which first anniversary will occur in May 2011).

(2) Operating lease obligations represent $15.6 million associated with the discontinued operations and are stated in this table at total contractual amounts. However, the Company intends to negotiate lease terminations or subleases on these properties to reduce the total obligation. Operating leases from continuing operations of $2.3 million are also included.

(3) Payable to affiliates of Kelso upon the occurrence of certain events.

    The following table discloses aggregate information about our commercial commitments, after giving effect to the Refinancing and the repurchase of the Series A Preferred Stock. Commercial commitments are items that we could be obligated to pay in the future. They are not included in our condensed consolidated balance sheets.

                                                       AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                                --------------------------------------------------------
                                                  TOTAL
                                                 AMOUNTS    LESS THAN                           AFTER 5
                                                COMMITTED    1 YEAR     2-3 YEARS   4-5 YEARS    TEARS
                                                ---------   ---------   ---------   ---------   --------
                                                                 (DOLLARS IN THOUSANDS)
Other commercial commitments:
Financial guarantee...........................   $2,091      $  580      $1,275      $  236      $   --
                                                 ======      ======      ======      ======      ======

    The following table discloses aggregate information about our derivative financial instruments, the source of fair value of these instruments and their maturities, after giving effect to the Refinancing and the repurchase of the Series A Preferred Stock.

                                                           FAIR VALUE OF CONTRACTS AT PERIOD-END
                                                 ---------------------------------------------------------
                                                 TOTAL FAIR   LESS THAN                           AFTER 5
                                                   VALUE       1 YEAR     1-3 YEARS   4-5 YEARS    YEARS
                                                 ----------   ---------   ---------   ---------   --------
                                                                  (DOLLARS IN THOUSANDS)
Source of fair value:
Derivative financial instruments(1)............    $8,568      $7,431      $1,137      $   --      $   --
                                                   ======      ======      ======      ======      ======

------------------------

(1) Fair value of interest rate swaps at December 31, 2002 was provided by the counterparties to the underlying contracts using consistent methodologies.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             FAIRPOINT COMMUNICATIONS, INC.


                                             By: /s/ Walter E. Leach, Jr.
                                               --------------------------------
                                               Name:  Walter E. Leach, Jr.
                                               Title: Senior Vice President and
                                                      Chief Financial Officer


Date: February 19, 2003